Exhibit 99.1

JINKOSOLAR HOLDING CO., LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

I.	Purpose

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of JinkoSolar Holding Co., Ltd., a company incorporated in the Cayman Islands, and its subsidiaries (collectively, the “Company”). To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code is designed to deter wrongdoing and to promote:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company will file with, or submit to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(iii)	compliance with applicable governmental laws, rules and regulations;

(iv)	prompt internal reporting of violations of the Code; and

(v)	accountability for adherence to the Code.

This Code applies to all of the directors, officers and employees of the Company, whether they work for the Company on a full-time, part-time, consultative, or temporary basis. We refer to all persons covered by this Code as “Company employees” or simply “employees.” This Code is intended to qualify as a code of ethics for the purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules thereunder.

The Board of Directors of the Company (the “Board”) has appointed or will appoint a compliance officer for the Company (the “Compliance Officer”). If you have any questions regarding the Code or would like to report any violation of the Code, please call or email the Compliance Officer. Certain provisions of this Code apply specifically to the chief executive officer, chief financial officer, and any other persons who perform similar functions for the Company (collectively, the “Executive Officers”, and each, an “Executive Officer”) and any questions or violations of the Code involving an Executive Officer shall be directed or reported to any of our independent directors on the Board and any such questions or violations will be reviewed directly by the Board.

II.	Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

If you know of or suspect a violation of this Code, it is your responsibility to immediately report the violation to the Compliance Officer, who will work with you to investigate your concern. Any suspected violation of this Code involving an Executive Officer shall be directed or reported to any of our independent directors on the Board. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer, the Board and the Company will protect your confidentiality to the extent possible, consistent with the law and the Company’s need to investigate your concern.

III.	Policy Against Retaliation

It is the Company’s policy that any employee who violates this Code will be subject to appropriate discipline in accordance with applicable laws, including termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action in accordance with applicable laws, up to and including termination of employment.

Conflicts of Interest

I.	Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that may make it difficult to perform your work objectively and effectively. Executive Officers have an obligation, in the event a conflict of interest arises related to them, to provide full disclosure and refrain from the decision making process related to the matter in question.

Identifying potential conflicts of interest may not always be clear-cut. In general, the following situations should be considered conflicts of interest:

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Competing Business/Outside Employment. No employee may be concurrently employed by, or provide any services not in his or her capacity as a Company employee to, a business that is a material customer, supplier or competitor of the Company, or deprives it of any business.

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Corporate Opportunity. No employee may use corporate property, information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company. If you discover a business opportunity that is in the Company’s line of business, through the use of the Company’s property, information or position, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.

•	Financial Interests.

(i)	No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business entity if such financial interest adversely affects the employee’s performance of duties or responsibilities to the Company, or requires the employee to devote certain time during such employee’s working hours at the Company;

(ii)	No employee may hold any ownership interest in a privately-held company that is in competition with the Company;

(iii)	An employee may hold up to, but no more than, 5.0% ownership interest in a publicly traded company that is in competition with the Company; and

(iv)	No employee may hold any ownership interest in a company that has a material business relationship with the Company.

If an employee’s ownership interest in a business entity described in clause (iii) above increases to more than 5.0%, the employee must immediately report such ownership to the Compliance Officer.

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Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arm’s-length transactions with recognized banks or other financial institutions.

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Service on Boards and Committees. No employee may serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the Board before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

It is difficult to list all of the ways in which a conflict of interest may arise, and we have provided only a few, limited examples. If you are faced with a difficult business decision that is not addressed above, ask yourself the following questions:

•	Is it legal?

•	Is it honest and fair?

•	Is it in the best interests of the Company?

If you are not certain whether a particular company is a material customer, supplier or competitor of the Company or still have questions or doubts about any proposed situation or transaction, please consult the Compliance Officer of the Company.

II.	Disclosure of Conflicts of Interest

The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to your supervisor or the Compliance Officer. If a director or Executive Officer suspects that he or she has a conflict of interest, or something that others could reasonably perceive as a conflict of interest, he or she should discuss it with the Chairman of the Board. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” below.

III.	Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company. If a member of an employee’s family is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to the Company compared with those that would apply to a non-relative seeking to do business with the Company under similar circumstances.

Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, “family members” or “members of your family” include your spouse, brothers, sisters and parents, in-laws and children.

Corporate Opportunities

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

Gifts and Entertainment

The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports, and all gift and entertainment expenses exceeding an amount designated by the Board made on behalf of the Company must be approved by the head of the relevant department of the Company.

Employees may only accept appropriate gifts. We encourage employees to submit gifts received to the Company. While it is not mandatory to submit small gifts, gifts of over an amount designated by the Board must be submitted immediately to the administration department of the Company. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Officer for additional guidance.

The Company’s business conduct is founded on the principle of “fair transaction.” Therefore, no employee may give or receive kickbacks, bribe others, or secretly give or receive commissions or any other personal benefits.

Competition and Fair Dealing

The Company strives to compete and to succeed through superior performance and products and without the use of unethical or illegal practices. Accordingly, the Company’s employees should respect the rights of, and should deal fairly with, the Company’s customers, suppliers, competitors and employees and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information or any material misrepresentation. For example, an individual should not:

•	give or receive kickbacks, bribe others, or secretly give or receive commissions or any other personal benefits;

•	spread rumors about competitors, customers or suppliers that the individual knows to be false;

•	intentionally misrepresent the nature of quality of the Company’s products; or

•	otherwise seek to advance the Company’s interests by taking unfair advantage of anyone through unfair dealing practices, including engaging in unfair practices through a third party.

Protection and Proper Use of Company Assets

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•	exercise reasonable care to prevent theft, damage or misuse of Company property;

•	promptly report the actual or suspected theft, damage or misuse of Company property;

•	use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes;

•	safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

•	use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of Company property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communications. These communications may also be subject to disclosure to law enforcement or government officials.

Accuracy of Financial Reports and other Public Communications

As a public company, we are subject to various securities laws, regulations and reporting obligations and required to report our financial results and other material information about our business to the public and the SEC. Both federal laws and our policies require prompt disclose of accurate and complete information regarding our business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•	financial results that seem inconsistent with the performance of the underlying business;

•	transactions that do not seem to have an obvious business purpose; and

•	requests to circumvent ordinary review and approval procedures.

The Company’s senior financial officers and other executive officers and employees working in the finance and accounting department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. The Company’s senior financial officers and chief executive officer must familiarize himself or herself with the disclosure requirements applicable to the Company and its disclosure controls and procedures and must ensure that the Company complies with its timely disclosure obligations under applicable laws or the rules of any exchange on which the Company’s securities are listed. Any practice or situation that might undermine this objective should be reported to the Compliance Officer.

The Company’s senior financial officers and other executive officers must not knowingly misrepresent or cause others to misrepresent, facts about the Company to others, including to the Company’s directors and auditors and to governmental regulators and self-regulatory organizations.

Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include, but are not limited to, those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor:

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to issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of U.S. GAAP, generally accepted auditing standards or other professional or regulatory standards);

•	not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards;

•	not to withdraw an issued report; or

•	not to communicate matters to the Company’s Audit Committee of the Board.

Employees with information relating to questionable accounting or auditing matters may also confidentially, and anonymously if they desire, submit the information in writing to the Company’s Audit Committee of the Board.

Company Records

Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are the source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, business operating data and information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. You are responsible for understanding and complying with the Company’s record keeping policy. Contact the Compliance Officer if you have any questions regarding the record keeping policy.

Confidentiality

An Employee must maintain the confidentiality of all information entrusted to him or her by the Company, its suppliers, its customers and other individuals or entities related to the Company’s business. Confidential information includes any non-public information that if disclosed might be useful to the Company’s competitors or harmful to the Company, or its customers or suppliers. Confidential information includes, among other things, the Company’s customer lists and details, new product plans, new marketing platforms or strategies, computer software, trade secrets, research and development findings, manufacturing processes, or the Company’s acquisition or sale prospects.

Employees in possession of confidential information must take steps to secure such information. Employees must take steps to (i) ensure that only other Employees who “need to know” the confidential information in order to do their job can access it, and (ii) avoid discussion or disclosure of confidential information in public areas (for example, in elevators, on public transportation, and on cellular phones). An Employee may only disclose confidential information when disclosure is authorized by the Company or legally required.

Upon termination of employment, or at such other time as the Company may request, each Employee must return to the Company any medium containing confidential information, and may not retain duplicates. An Employee has an ongoing obligation to preserve confidential information, even after his or her termination of employment with the Company, until such time as the Company discloses such information publicly or the information otherwise becomes available to the public through no fault of the Employee.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.

Compliance with Laws and Regulations

It is the responsibility of each Executive Officer to promote adherence with the standards and restrictions imposed by all applicable laws, rules and regulations. Each employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which the Company operates. These include, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, environmental protection, occupational health and safety, false or misleading financial information, misuse of corporate assets or foreign currency exchange activities. Employees are expected to understand and comply with all laws, rules and regulations that apply to your position at the Company. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Compliance Officer.

I.	Inside Trading

Employees are prohibited from trading securities while in possession of material non-public information, whether of the Company or other companies. “Material non-public” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stocks or other securities. As a rule of thumb, any information that would affect the value of stocks or other securities should be considered material. Examples of information that is generally considered “material” include:

•	financial results or forecasts, or any information indicating that a company’s financial results may exceed or fall short of forecasts or expectations;

•	important new products or services;

•	pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•	possible management changes or changes of control;

•	pending or contemplated public or private sales of debt or equity securities;

•	acquisition or loss of a significant customer or contract;

•	significant write-offs;

•	initiation or settlement of significant litigation; and

•	changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the Compliance Officer. Employees must comply with any insider trading policy implemented by the Company.

Insiders are also prohibited from recommending, suggesting or giving “tips” on the basis of material non-public information, that is, directly or indirectly disclosing such information to any other persons, including family members, other relatives and friends, so that they may trade in the stocks or other securities of the Company and other companies. Violation of insider trading laws can result in both civil and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment. If you have any questions regarding buying or selling stocks or other securities, please consult the Compliance Officer prior to engaging in any transaction.

II.	The Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, officer or employee of a government-owned or -controlled business or company, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits paying or offering bribes, kickbacks or other inducements to government officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to government officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation payments to government officials may be permissible under the FCPA if intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a low-level government official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the Compliance Officer and must be clearly and accurately reported as a business expense.

III.	Environment, Health and Safety

The Company is committed to providing employees with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that may apply to you.

Environment

All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials. Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment. Such employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

Health and Safety

The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. Each employee is expected to perform his or her duty to the Company in a safe manner, free of the influences of alcohol, illegal drugs or other controlled substances. The use of illegal drugs or other controlled substances in the workplace is prohibited. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

IV.	Discrimination and Harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment based on race, ethnicity, religion, gender, age, national origin or any other protected class. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures. For further information, you should consult the Compliance Officer.

Waivers of the Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the Nominating and Corporate Governance Committee of the Board, and any waiver granted to an Executive Officer or director of the Company will be promptly disclosed to the public, to the extent required by law or the rules of any exchange on which the Company’s securities are listed.

Conclusion

This Code contains general guidelines for conducting the business of the Company and is consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Compliance Officer. We expect all employees to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in any conduct prohibited by law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including termination of employment.

CERTIFICATION OF COMPLIANCE

TO:  Compliance Officer

FROM:

RE:  Code of Business Conduct and Ethics of JinkoSolar Holding Co., Ltd.

I have received, reviewed, and understood the above-referenced Code of Business Conduct and Ethics (the “Code”) and hereby undertake, as a condition to my present and continued employment at or association with JinkoSolar Holding Co., Ltd. and/or any of its subsidiaries (collectively, the “Company”), to fully comply with the Code.

I hereby certify that I have adhered to the Code during the time period that I have been associated with the Company.

I agree to adhere to the Code in the future.

Name:

Date: